Exhibit C

GUARANTY


	GUARANTY, dated as of November 11, 1996 by Fidelity
Investors Limited Partnership, a Delaware limited partnership (the "Guarantor"), in favor of The Strober
Organization, Inc., a Delaware corporation (the "Company").

Recitals

	The Company is a party to an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof by and among the Company, Hamilton Acquisition LLC ("Parent") and Hamilton NY Acquisition Corp. ("Acquisition Sub"), pursuant to which Acquisition Sub will be merged with and into the Company (the "Merger"), with the resulting entity being an indirect subsidiary of Parent. Guarantor has advised the Company that (i) the Guarantor is a member of Parent, a Delaware limited liability company and
(ii) Parent owns all of the issued and outstanding capital stock of Acquisition Sub. Parent and Acquisition Sub are entities newly created for the purpose of effecting the Merger. The Company has required that the Guarantor execute this Guaranty to provide assurances that the Company will receive any amounts which may become due from Parent and/or Acquisition Sub in connection with the performance of the Parent's and/or Acquisition Sub's respective obligations under the Merger Agreement. The Guarantor is willing to execute this Guaranty to induce the Company to enter into the Merger Agreement.

	NOW, THEREFORE in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1. Section 	Guaranty of Payment and Performance.  The
Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company that each of Parent and Acquisition Sub will perform all of its obligations subject to and under the Merger Agreement, including the timely payment of all amounts due thereunder and the Proxy Agreement (define) (collectively, the "Obligations"). Anything to the contrary in this Guaranty notwithstanding, the involvement of Parent or Acquisition Sub or both in insolvency, bankruptcy or similar proceedings as a debtor shall not in any manner modify, reduce or otherwise affect the Guarantor's obligation under this Guaranty.

1. Section 	Waivers by Guarantor; Agent's Freedom to Act.
The Guarantor waives presentment, demand, protest, notice of acceptance and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Acquisition Sub or the Guarantor, and all suretyship defenses generally. Without limiting the generality of
Section 1 or the foregoing part of this Section 2, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise modified or affected by any of the following, whether or not any one or more such events or circumstances occur at one or more times and/or from time to time, and whether or not with notice to, or the consent of, Guarantor (i) any compromises, settlements, extensions, rescissions, waivers, amendments or other modifications of any kind or nature of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with the Obligations; (ii) the substitution or release in whole or in part of any entity primarily or secondarily liable for the Obligations; (iii) the adequacy of any rights the Company may have against any collateral or other means of obtaining repayment of the Obligations; or
(iv) any event or circumstance which could otherwise constitute a legal or equitable discharge or defense in whole or in part (other than full and complete performance or payment in full of the Obligations and performance of Guarantor's other agreements contained in this Guaranty).

1. Section 	Subrogation; Subordination.  Until the
payment and performance in full of all Obligations, the Guarantor shall not exercise any rights against Parent or Acquisition Sub arising as a result of payment by the Guarantor hereunder, by way of subrogation or otherwise, and will not prove any claim in competition with the Company in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; and the Guarantor will not claim any set-off or counterclaim against Parent or Acquisition Sub in respect of any liability of the Guarantor to Parent or Acquisition Sub. The payment of any amounts due with respect to any indebtedness of Parent or Acquisition Sub now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Obligations. If the Guarantor shall collect, enforce or receive any amounts in respect of indebtedness of Parent or Acquisition Sub, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Company and be paid over to the Company, on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

1. Section 	Due Authorization; Financial Statements.  The
Guarantor hereby represents and warrants to the Company that
(a) the Guarantor is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that this Guaranty constitutes the legal and valid obligation of Guarantor and (b) the financial statements previously delivered to the Company by the Guarantor are true and correct in all material respects.

1. Section 	Termination.  This Guaranty shall remain in
full force and effect until all Obligations are indefeasibly paid in full and this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any performance or payment of any of the Obligations or any of the agreements of Guarantor contained in this Guaranty is rescinded or, in the case of payments, must otherwise be returned for any reason (including, without limitation, the insolvency, bankruptcy or reorganization of Parent or Acquisition Sub) all as though such payment had not been made, notwithstanding anything to the contrary in this Guaranty.

1. Section 	Freedom to Act.  The Company shall in its
sole discretion have the right to proceed first directly against Guarantor under this Guaranty without proceeding against Parent or Acquisition Sub or both, as applicable, including, without limitation, without exhausting any other rights or remedies which the Company may have and without resorting to any collateral or other security, if any, held by the Company.

1. Section 	Successors and Assigns.  This Guaranty shall
be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Company and its successors, transferees and assigns, and its permitted transferees and assigns.

1. Section 	Amendments and Waivers.  No amendment or
waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Company and the Guarantor. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

1. Section 	Notices.  All notices and other
communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given to a party when delivered by hand or mailed first class mail postage prepaid or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed to the address set forth beneath such party's signature hereto, or at such other address as either party may designate in writing.

1. Section 	Governing Law; Consent to Jurisdiction.  The
validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the jurisdiction of the Chancery Court of the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The parties further irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Chancery Court of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth beneath such party's signature hereto shall be effective service of process for any action, suit or proceeding brought against such party in such court.

1. Section 	Miscellaneous.  This Guaranty constitutes the
entire agreement of the Guarantor and the Company with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of the Obligations. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined. If any provision of this Guaranty or the application thereof to any person or entity or circumstance shall be invalid or unenforceable to any extent, (i) the remainder of this Guaranty and the application of such provision to other persons, entities or circumstances shall not be effected thereby and (ii) each such provision shall be enforced to the greatest extent permitted by law. This Guaranty may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.





	IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed and delivered by their duly authorized officers as of the date appearing on page one.


	FIDELITY INVESTORS
	LIMITED PARTNERSHIP

	By:	Fidelity Investors Management Corp.,
 		its General Partner



		By:/s/ John J. Remondi
		     Its: President

		Address:

		c/o Fidelity Capital Asociates, Inc.
		82 Devonshire Street, R25C
		Boston, MA 02109-3614
		Attn:  Mr. John J. Remondi

		with a copy to:

		Fidelity Capital Associates, Inc.
		82 Devonshire Street, E20E
		Boston, MA 02109-3614
		Attn:  Robert M. Gervis, Esq.

		and a copy to:

		Goodwin, Procter & Hoar  LLP
		Exchange Place
		Boston, MA 02109
		Attn:  Laura C. Hodges Taylor, P.C.





	THE STROBER ORGANIZATION, INC.



	By:/s/ Robert J. Gaites
	     Its: President and Chief Executive
Officer

		Address:

		550 Hamilton Avenue
		Brooklyn, NY 11232
		Attn:  President

		with a copy to:

		Sills, Cummis, Zuckerman, Radin,
		  Tischman, Epstein & Gross
		The Legal Center
		One Riverfront Plaza
		Newark, NJ 07102
		attn:  Stanley U. North, III, Esq.